Exhibit 99.1

Pernix Therapeutics Announces Fourth Quarter and
Full Year 2016 Financial Results

Fourth Quarter Prescription Volumes Grew Year-Over-Year for All Three Core Brands,
Treximet®, ZohydroER® with BeadTek™ and Silenor®

MORRISTOWN, NJ -March 28, 2017 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or the "Company"), a specialty pharmaceutical company, today announced financial results for the three and twelve months ended December 31, 2016.

Fourth Quarter and Full-Year 2016 Financial and Product Highlights:
  On a GAAP basis, fourth quarter 2016 net revenues decreased 27% over the third quarter of 2016, to $30.1 million, and decreased 35% from $46.4 million in the fourth quarter of 2015.
    GAAP net revenues of Treximet for the three months and year ended December 31, 2016 were negatively impacted by $15.3 million of disputed rebate claims, which were recorded during the year ended December 31, 2016, for sales which occurred in prior periods ($12.5 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively) related to the unfavorable arbitration ruling in our dispute with GSK.
  On a non-GAAP basis, adjusted net revenues1 for the fourth quarter 2016 increased 9% over the third quarter of 2016, to $45.4 million, and increased 4% from $43.8 million in the fourth quarter of 2015.
  Total prescription volumes increased year-over-year for all three core brands, Treximet®, Zohydro ER® with BeadTekTM, and Silenor®, during the fourth quarter of 2016.
  Net loss for the fourth quarter of 2016 was $86.1 million, as compared to net loss of $26.4 million for the third quarter of 2016, and net loss of $81.7 million for the three months ended December 31, 2015. The increase in the net loss was due primarily to non-cash charges related to the impairment of intangible assets and goodwill.
  Fourth Quarter 2016 adjusted EBITDA improved by approximately 49% to $12.5 million from $8.4 million in third quarter 2016 and 60% from $7.8 million in the prior year period.

_______________________
1 Adjusted net revenues is a non-generally accepted accounting principles (GAAP) financial measure that adjusts GAAP net revenues for the impact of the GSK arbitration award for the year ended December 31, 2016 and reclassifies it to the years ended December 31, 2015 and 2014 and, therefore, has not been calculated in accordance with GAAP. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our operating results because it reclassifies the gross-to-net adjustments that were the subject of the GSK arbitration award to the years (2015 and 2014) in which the sales directly related to the gross-to-net adjustments actually occurred.

Business Update

  Solid increases in prescription volumes in the fourth quarter due to continued momentum and focused efforts on highest volume prescribers
    Treximet TRx up 1% year-over-year
    Zohydro ER TRx up 11% year-over-year
    Silenor TRx up 4% year-over-year
  Prevailed in the litigation with Actavis Laboratories FL, Inc. regarding a proposed generic version of Zohydro ER.
    U.S. District Court concluded that Actavis' proposed generic versions of Zohydro ER infringed U.S. Patent Nos. 9,132,096 (which expires on September 12, 2034) and 6,902,742 (which expires on November 1, 2019) following a trial that took place in October 2016.
    Judge entered an order enjoining Actavis from engaging in the commercial manufacture, use, offer to sell, or sale in the United States, or importation into the United States of Actavis' proposed generic version of Zohydro ER.
    While Actavis has appealed this decision, Pernix remains confident that the decision and order of the District Court will be upheld upon review.
  Appointed Ken Piña as Senior Vice President, General Counsel and Chief Compliance Officer
  Provided an update on the arbitration with GlaxoSmithKline (GSK)
    As previously disclosed, Pernix and GSK had been in arbitration regarding claims related to the Treximet asset purchase agreement and supply agreement.
    On January 31, 2017, the arbitration tribunal issued opinions in favor of GSK, awarding it damages and fees in the amount of approximately $35 million, plus interest. The Tribunal denied Pernix's claim that GSK breached its obligations under the supply agreement.
    On March 17, 2017, Pernix and GSK entered into an agreement that establishes a payment schedule for satisfaction of the balance of the award ($16.5 million previously paid). Pursuant to the agreement, Pernix and GSK have agreed that the outstanding balance of the award is $21.45 million and that Pernix will pay the award balance to GSK as follows: amounts totaling $1.0 million in 2017, $3.5 million in 2018 and $16.95 million in 2019. Pernix has agreed that for so long as the Interim Settlement Agreement is in effect, the Company will be subject to certain restrictions on non-ordinary course payments and transactions and GSK will have certain information rights.

"Since July 2016, when we restructured our sales force, we have achieved significant progress in improving the performance of our business," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "Moreover, our prescription fulfillment program, Pernix Prescriptions Direct, continues to drive uptake of Treximet and Silenor. We remain focused on improving our commercial execution and driving further growth of our core brands. In addition, our business returned to positive adjusted EBITDA during the second half of 2016."

"We were pleased to reach a resolution with GSK," said Graham Miao, President and Chief Financial Officer. "We continue to assess various alternatives in order to proactively address our liquidity and capital structure in a constructive manner, including strategic and refinancing alternatives, asset sales, and mergers and acquisitions."

Three Months Ended December 31, 2016 vs. Three Months Ended September 30, 2016

For the three months ended December 31, 2016, net revenues were $30.1 million, a 27% decrease from the $41.5 million in the third quarter of 2016. A summary of net revenues is outlined below (US dollars in millions):

	Three Months Ended
	December 31,	September 30,	Increase
	2016	2016	(Decrease)	Percent
GAAP Revenues:
Treximet	$8.8	$24.0	$(15.2)	-63%
Zohydro	7.2	6.1	1.1	18%
Silenor	4.5	4.6	(0.1)	-2%
Other Products	9.4	6.7	2.7	40%
Net product revenues	29.9	41.4	(11.5)	-28%
Co-promotion and other revenue	0.2	0.1	0.1	100%
Total GAAP net revenues	$30.1	$41.5	$(11.4)	-27%

Non-GAAP adjustment:
GAAP Treximet Revenues	$8.8	$24.0	$(15.2)	-63%
GSK arbitration award adjustment	15.3	-	15.3	n/a
Adjusted net revenues of Treximet (1)	24.1	24.0	0.1	0%
Total non-GAAP adjusted net revenues	$45.4	$41.5	$3.9	9%

(1) Adjusted net revenues is a non-GAAP financial measure that adjusts GAAP net revenues for the impact of the GSK arbitration award for the year ended December 31, 2016 and reclassifies it to the years ended December 31, 2015 and 2014 and, therefore, has not been calculated in accordance with GAAP. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our operating results because it reclassifies the gross-to-net adjustments that were the subject of the GSK arbitration award to the years (2015 and 2014) in which the sales directly related to the gross-to-net adjustment actually occurred.

Treximet net revenues decreased by $15.2 million, or 63%, during the three months ended December 31, 2016, compared to the three months ended September 30, 2016. Net revenues of Treximet for the year ended December 31, 2016 were negatively impacted by $15.3 million of disputed rebate claims, which were recorded during the year ended December 31, 2016, for sales which occurred in prior periods ($12.5 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively) related to the unfavorable arbitration ruling in our dispute with GSK. Treximet adjusted net revenues were $24.1 million for the three months ended December 31, 2016, consistent with the three months ended September 30, 2016, driven by an increase in volume offset by a decrease in gross to nets.

Zohydro ER net revenues increased $1.1 million, or 18%, as compared to the third quarter of 2016.  This increase is due primarily to higher volume.

Silenor net revenues were down slightly as compared to the third quarter of 2016.  These results were driven by higher gross-to-net revenue deductions, offset by higher volume.

Three Months Ended December 31, 2016 vs. Three Months Ended December 31, 2015

For the three months ended December 31, 2016, net revenues were $30.1 million, a decrease of 35% from the $46.4 million in the three months ended December 31, 2015. A summary of net revenues is outlined below (US dollars in millions):

	Three Months Ended
	December 31,		Increase
	2016	2015	(Decrease)	Percent
GAAP Revenues:
Treximet	$8.8	$26.8	$(18.0)	-67%
Zohydro	7.2	7.2	-	0%
Silenor	4.5	4.7	(0.2)	-4%
Other Products	9.4	4.6	4.8	104%
Net product revenues	29.9	43.3	(13.4)	-31%
Co-promotion and other revenue	0.2	3.1	(2.9)	-94%
Total GAAP net revenues	$30.1	$46.4	$(16.3)	-35%

Non-GAAP adjustment:
GAAP Treximet Revenues	$8.8	$26.8	$(18.0)	-67%
GSK arbitration award adjustment	15.3	(2.6)	17.9	n/a
Adjusted net revenues of Treximet (1)	24.1	24.2	(0.1)	0%
Total non-GAAP adjusted net revenues	$45.4	$43.8	$1.6	4%

(1) Adjusted net revenues is a non-GAAP financial measure that adjusts GAAP net revenues for the impact of the GSK arbitration award for the year ended December 31, 2016 and reclassifies it to the years ended December 31, 2015 and 2014 and, therefore, has not been calculated in accordance with GAAP. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our operating results because it reclassifies the gross-to-net adjustments that were the subject of the GSK arbitration award to the years (2015 and 2014) in which the sales directly related to the gross-to-net adjustment actually occurred.

Treximet net revenues decreased by $18.0 million, or 67%, during the three months ended December 31, 2016, compared to the three months ended December 31, 2015. Net revenues of Treximet for the year ended December 31, 2016 were negatively impacted by $15.3 million of disputed rebate claims, which were recorded during the year ended December 31, 2016, for sales which occurred in prior periods ($12.5 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively) related to the unfavorable arbitration ruling in our dispute with GSK. Treximet adjusted net revenues for the three months ended December 31, 2016 were stable compared to the three months ended December 31, 2015, driven by an increase in volume offset by a decrease in net price.

Zohydro ER was acquired in April 2015 with the first sale occurring on May 4, 2015.  Zohydro ER net revenues were stable as compared to the fourth quarter of 2015.

Silenor net sales decreased by approximately $0.2 million, or 4%, during the three months ended December 31, 2016, compared to the three months ended December 31, 2015.  The decrease in net sales of Silenor was driven primarily by wholesaler inventory changes.

Net product revenues - Other Products increased by $4.8 million, or approximately 104%, during the three months ended December 31, 2016, compared to the three months ended December 31, 2015.  The increase in net product revenue - Other Products was due primarily to favorable gross-to-nets for our generic products portfolio.

Co-promotion and other revenue decreased $2.9 million during the three months ended December 31, 2016, as compared to the three months ended December 31, 2015, due to termination of a co-promotion agreement in the prior year period.

Selling, general and administrative expense increased by $1.0 million, or 4%, during the three months ended December 31, 2016, compared to the three months ended December 31, 2015. The increase was driven primarily by higher legal expenses, partially offset by a decrease in sales and marketing costs.

Research and development expense decreased by $1.7 million during the three months ended December 31, 2016, compared to the three months ended December 31, 2015. The decrease was related to lower spend for Treximet and Silenor.

Depreciation and amortization expense decreased by $7.5 million during the three months ended December 31, 2016, compared to the three months ended December 31, 2015.  The decrease was primarily a result of an extension of the estimated useful life of Zohydro ER with BeadTek during the three months ended March 31, 2016, due to the additional patents that were issued in February 2016, and intangible asset impairments during the twelve months ended December 31, 2016, and the fourth quarter of 2015.

Loss from disposal of assets, impairments of intangibles and goodwill increased by $29.4 million during the three months ended December 31, 2016 compared to the three months ended December 31, 2015.

Interest expense, net increased by $1.6 million, or 17%, during the three months ended December 31, 2016, compared to the prior year period.  The increase was due primarily to interest expense associated with the GSK arbitration award which was partially offset by the lower principal balance on the Treximet Secured Notes.

Net loss was $86.1 million for the fourth quarter of 2016, compared to $81.7 million in the fourth quarter of 2015.

Adjusted EBITDA was $12.5 million for the fourth quarter of 2016, compared to adjusted EBITDA of $7.8 million in the fourth quarter of 2015.

12 Months Ended December 31, 2016 vs. 12 Months Ended December 31, 2015

For the year ended December 31, 2016, net revenues were $140.8 million, a decrease of 20% from the $175.9 million in the year ended December 31, 2015. A summary of net revenues is outlined below (US dollars in millions):

	Twelve Months Ended
	December 31,		Increase
	2016	2015	(Decrease)	Percent
GAAP Revenues:
Treximet	$66.9	$101.8	$(34.9)	-34%
Zohydro	24.7	16.5	8.2	50%
Silenor	16.9	20.9	(4.0)	-19%
Other Products	31.8	32.1	(0.3)	-1%
Net product revenues	140.3	171.3	(31.0)	-18%
Co-promotion and other revenue	0.5	4.6	(4.1)	-89%
Total GAAP net revenues	$140.8	$175.9	$(35.1)	-20%

Non-GAAP adjustment:
GAAP Treximet Revenues	$66.9	$101.8	$(34.9)	-34%
GSK arbitration award adjustment	15.3	(12.5)	27.8	n/a
Adjusted net revenues of Treximet (1)	82.2	89.3	(7.1)	-8%
Total non-GAAP adjusted net revenues	$156.1	$163.4	$(7.3)	-4%

(1) Adjusted net revenues is a non-GAAP financial measure that adjusts GAAP net revenues for the impact of the GSK arbitration award for the year ended December 31, 2016 and reclassifies it to the years ended December 31, 2015 and 2014 and, therefore, has not been calculated in accordance with GAAP. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our operating results because it reclassifies the gross-to-net adjustments that were the subject of the GSK arbitration award to the years (2015 and 2014) in which the sales directly related to the gross-to-net adjustment actually occurred.

Treximet net revenues decreased by $34.9 million, or 34% during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease in Treximet net revenues was primarily related to the impact of $15.3 million of disputed rebate claims, which were recorded during the year ended December 31, 2016, for sales which occurred in prior periods, $12.5 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively, for the unfavorable arbitration ruling with GSK. Treximet adjusted net revenues for the twelve months ended December 31, 2016 decreased by $7.1 million compared to the twelve months ended December 31, 2015. The decrease in Treximet adjusted net revenues was driven primarily by lower volumes, partially offset by an increase in net price.

Zohydro ER was acquired in April 2015 with the first sale occurring on May 4, 2015. Zohydro ER net revenues increased by $8.2 million during the year ended December 31, 2016 compared to the prior period, which consisted of eight months of sales.

Silenor net revenues decreased by $4.0 million, or 19%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease in sales of Silenor was driven primarily by changes in wholesaler inventory.

Net product revenues - Other Products decreased by $0.3 million, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease was due to (i) the discontinuation of certain less profitable products, primarily generics, and certain OTC monograph seasonal cough and cold products and (ii) the termination of certain contracts pursuant to which we marketed and distributed products for others and invoiced those sales.

Co-promotion and other revenue decreased by $4.1 million during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease in co-promotion and other revenue was attributable primarily to the termination of a co-promotion agreement during 2015, which released the remaining deferred revenue from our consolidated balance sheet.

Selling, general and administrative expense increased by $1.4 million, during the year ended December 31, 2016 compared to the year ended December 31, 2015. Legal fees associated with the GSK arbitration settlement drove the increase, partially offset by a decrease in selling and marketing costs for Treximet and Silenor.

Research and Development expense decreased by $2.2 million, or 26%, during the year ended December 31, 2016, compared to the year ended December 31, 2015, primarily due to lower spend for Treximet and Zohydro.

Depreciation and amortization expense decreased by $8.6 million, or 9%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease was related primarily to intangible asset impairments during the year ended December 31, 2016 and 2015 and the extension of the patent life of Zohydro ER developed technology in the first quarter of 2016. These decreases were partially offset by the amortization of Treximet pediatrics developed technology, which began in May 2015.

Interest expense decreased $0.4 million, or 1%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease was due primarily to reduced interest expense on our Treximet Secured Notes due to the lower principal balance which was partially offset by interest expense associated with the GSK arbitration award.

Net loss for full-year 2016 was $169.6 million, compared to net loss of $148.3 million for the full-year 2015.

Adjusted EBITDA for the year ended December 31, 2016, was $15.0 million, as compared to $20.7 million in the year ended December 31, 2015.

Liquidity

As of December 31, 2016, the Company had total liquidity of approximately $53 million, consisting of approximately $36 million of cash and approximately $17 million available to draw under our $50 million revolving credit facility.

Total principal amount of debt outstanding at the end of 2016 was approximately $334 million. The total principal amount of debt consisted of approximately $190 million of 12% Senior Secured Notes, $130 million of 4.25% convertible notes and $14 million under our revolving credit facility. On February 1, 2017, we made the semi-annual principal and interest payment of $24.2 million on our 12% Senior Secured Notes per the terms of the indenture.

To improve financial flexibility, the Company continues to analyze various alternatives, including strategic and refinancing alternatives, asset sales, and mergers and acquisitions.

During the three and twelve months ended December 31, 2016, the Company raised $1.4 million and $19.7 million, respectively, in net proceeds through the issuance of common stock.

Conference Call

As previously announced, Pernix will hold a conference call to discuss results for the fourth quarter:

Date: Time: Toll free (U.S.): International: Conference ID: Webcast:	March 28, 2017 4:30 PM EDT 888-576-4382 719-457-2735 4228557 http://public.viavid.com/index.php?id=123412

The webcast of the call will be archived for 30 days via the Investors section of the Company's website.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc. Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc. BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have also disclosed in this Press Release and the tables below the following non-GAAP information: adjusted net revenues of Treximet and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted net revenues is a non-GAAP financial measure that adjusts GAAP net revenues for the impact of the GSK arbitration award for the year ended December 31, 2016 and reclassifies it to the years ended December 31, 2015 and 2014 and, therefore, has not been calculated in accordance with GAAP. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our net revenues results because it reclassifies the gross-to-net adjustments that were the subject of the GSK arbitration award to the years (2015 and 2014) in which the sales directly related to the gross-to-net adjustments actually occurred. We believe that inclusion of this non-GAAP financial measure provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe this non- GAAP financial measure is useful to investors in allowing for greater transparency of supplemental information used by management.

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss net interest, depreciation and amortization, taxes, net revenue adjustments, deal expenses, share-based compensation expense, amortization of inventory step- up included in cost of product sales, royalty expense adjustments, severance expenses, non-recurring arbitration and litigation expenses, certain research and development expenses, cost of inducement, change in fair value of contingent consideration and derivative liabilities, disposal of assets and impairments of intangibles and goodwill, foreign currency transactions, extinguishment of debt and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA. We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that these non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non- GAAP financial measures as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Press Release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. These forward-looking statements include information regarding: planned development activities relating to a next-generation version of Zohydro ER; estimated annualized cost savings and potential for future revenue growth and profitability resulting from the restructuring of our salesforce and the recent management changes; expectations for increased usage of our three core products, Treximet, Silenor and Zohydro ER; expectations for increased usage of our prescription fulfillment program, Pernix Prescriptions Direct; and improved financial flexibility through a possible restructuring of our debt and other potential alternatives. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in Pernix's business, as more fully described in Pernix's filings with the U.S. Securities and Exchange Commission (SEC)(including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
Investor Relations
Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
 (In thousands, except share and per share data)
(Unaudited)
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$36,375	$56,135
Restricted cash	-	10,002
Accounts receivable, net	50,729	61,209
Inventory, net	7,775	10,035
Prepaid expenses and other current assets	12,617	11,574
Income tax receivable	1,414	6,735
Total current assets	108,910	155,690

Property and equipment, net	1,103	2,346
Goodwill	30,600	54,865
Intangible assets, net	169,571	285,943
Other	257	347
Total assets	$310,441	$499,191
Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$7,275	$14,081
Accrued personnel expense	5,357	4,336
Accrued allowances	60,961	62,678
Other accrued expenses	8,711	9,355
Interest payable	10,897	11,903
Treximet Secured Notes - current	11,103	13,335
Restricted cash payable	-	10,002
Other liabilities - current	5,224	6,753
Total current liabilities	109,528	132,443

Convertible notes - long-term	104,071	99,776
Derivative liability	230	9,165
Contingent consideration	2,403	14,055
Treximet Secured Notes - long-term	172,250	188,715
Credit facilities - long-term	14,000	15,000
Deferred income tax liability - long-term	-	202
Arbitration award	17,522	-
Other liabilities	4,500	6,738
Total liabilities	424,504	466,094
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued
and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 10,015,641 and
6,387,455 issued and 10,015,641 and 6,111,253 outstanding
at December 31, 2016 and 2015, respectively	100	61
Additional paid-in capital	244,309	227,387
Treasury stock, at cost, 0 and 2,762,022 shares held at December 31, 2016
and 2015, respectively	-	(5,548)
Accumulated other compreshensive loss	(79)	-
Accumulated deficit	(358,393)	(188,803)
Total stockholders' (deficit) equity	(114,063)	33,097
Total liabilities and stockholders' (deficit) equity	$310,441	$499,191

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Years ended December 31, 2016 and 2015
 (In thousands, except per share data)
(Unaudited)
	2016	2015

Net revenues	$140,856	$175,850
Costs and operating expenses:
Cost of product sales	43,320	51,408
Selling, general and administrative expense	98,834	97,421
Research and development expense	6,079	8,229
Depreciation and amortization expense	86,138	94,695
Change in fair value of contingent consideration	(11,652)	(138)
Loss from disposal of assets, impairments of intangibles and goodwill	56,178	24,352
Restructuring costs	2,287	1,137
Total costs and operating expenses	281,184	277,104

Loss from operations	(140,328)	(101,254)

Other income (expense):
Interest income	-	157
Interest expense	(37,857)	(38,277)
Change in fair value of derivative liability	8,935	19,315
Foreign currency transaction gain (loss)	99	(582)
Cost of inducement	-	(19,500)
Loss on extinguishment of debt	-	(1,112)
Other expense, net	(28,823)	(39,999)

Loss before income tax expense	(169,151)	(141,253)
Income tax expense	439	7,062
Net loss	(169,590)	(148,315)

Other comprehensive loss
Unrealized loss during period, net of tax of $0, and $0, respectively	(79)	-
Comprehensive loss	$(169,669)	$(148,315)

Net loss per common and potential common share
Basic	$(21.67)	$(27.81)
Diluted	$(21.67)	$(27.81)

Weighted-average common and potential common
shares outstanding:
Basic	7,827	5,333
Diluted	7,827	5,333

Reconciliation of GAAP reported net revenues to adjusted net revenues is as follows (in millions):

					Twelve
	Three Months Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
GAAP net revenues of Treximet	$16.3	$17.8	$24.0	$8.8	$66.9
GSK arbitration award adjustment	-	-	-	15.3	15.3
Adjusted net revenues of Treximet (1)	16.3	17.8	24.0	24.1	82.2

Zohydro	5.5	5.9	6.1	7.2	24.7
Silenor	3.6	4.2	4.6	4.5	16.9
Other Products	7.1	8.8	6.8	9.6	32.3
Total adjusted revenues	$32.5	$36.7	$41.5	$45.4	$156.1

Reconciliation of GAAP reported net revenues to adjusted net revenues is as follows (in millions):

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
GAAP net revenues of Treximet	$8.8	$26.8	$66.9	$101.8
GSK arbitration award adjustment	15.3	(2.6)	15.3	(12.5)
Adjusted net revenues of Treximet (1)	24.1	24.2	82.2	89.3

Zohydro	7.2	7.2	24.7	16.5
Silenor	4.5	4.7	16.9	20.9
Other Products	9.6	7.7	32.3	36.7
Total adjusted net revenues	$45.4	$43.8	$156.1	$163.4

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands):

					Twelve
	Three Months Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
GAAP net loss	$(25,936)	$(31,139)	$(26,438)	$(86,077)	$(169,590)
Adjustments:
Interest expense, net	9,024	8,937	8,857	11,039	37,857
Depreciation and amortization	23,664	21,081	20,730	20,740	86,215
Income tax expense (benefit)	35	(10)	1	413	439
EBITDA	6,787	(1,131)	3,150	(53,885)	(45,079)
Net revenue adjustments (1)	-	-	-	15,277	15,277
Cost of product sales adjustments (2)	-	-	-	(2,521)	(2,521)
Selling, general and administrative adjustments (3)	1,146	2,014	1,606	4,747	9,513
Change in fair value of contingent consideration	(5,502)	(3,972)	516	(2,694)	(11,652)
Change in fair value of derivative liability	(6,794)	(159)	209	(2,191)	(8,935)
Loss from disposal of assets, impairments of intangibles and goodwill	-	1,771	652	53,755	56,178
Foreign currency transaction (gain) loss	(138)	71	(31)	(1)	(99)
Restructuring costs (5)	-	-	2,277	10	2,287
Adjusted EBITDA	$(4,501)	$(1,406)	$8,379	$12,497	$14,969

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP net loss	$(86,077)	$(81,666)	$(169,590)	$(148,315)
Adjustments:
Interest expense, net	11,039	9,455	37,857	38,120
Depreciation and amortization	20,740	28,203	86,215	94,695
Income tax expense	413	20,880	439	7,062
EBITDA	(53,885)	(23,128)	(45,079)	(8,438)
Net revenue adjustments (1)	15,277	20	15,277	(12,181)
Cost of product sales adjustments (2)	(2,521)	424	(2,521)	2,115
Selling, general and administrative adjustments (3)	4,747	2,236	9,513	11,518
Research and development adjustments (4)	-	-	-	500
Cost of inducement	-	-	-	19,500
Change in fair value of contingent consideration	(2,694)	3,458	(11,652)	(138)
Change in fair value of derivative liability	(2,191)	(85)	(8,935)	(19,315)
Loss from disposal of assets, impairments of intangibles and goodwill	53,755	24,352	56,178	24,352
Foreign currency transaction (gain) loss	(1)	582	(99)	582
Loss on extinguishment of debt	-	-	-	1,112
Restructuring costs (5)	10	(56)	2,287	1,137
Adjusted EBITDA	$12,497	$7,803	$14,969	$20,744

(1) Adjusts for the impact of GSK arbitration award of $15.3 million for revenue deductions related to prior period sales for the three months and year ended December 31, 2016 by excluding the full $15.3 million from the year ended December 31, 2016 and including $2.6 million and $12.5 million for the three months and year ended December 31, 2015. This line item also includes $2.6 million to reverse the impact of prior quarters' gross to net accrual adjustments and excludes the impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 for the three and twelve months ended December 31, 2015.

(2) Adjusts for the royalty credit related to the adjusting of net revenues of Treximet for the GSK arbitration award of $2.5 million related to prior period revenues for the three months and year ended December 31, 2016 and including the $424,000 and $2.0 million for the three months and year ended December 31, 2015, respectively. This line item also excludes the amortization of inventory step-up from acquisitions for the year ended December 31, 2015.

(3) Excludes deal expenses of $2.8 million and $4.3 million; stock compensation expense of $2.7 million and $5.3 million; severance expense of $1.9 million and $0 and non-recurring arbitration and litigation expenses of $2.1 million and $1.9 million for the years ended December 31, 2016 and 2015, respectively.

(4) Excludes expense associated with contractual milestone assumed as part of the Zohydro ER acquisition for the year ended December 31, 2015.

(5) Excludes expense related to the initiative to restructure our sales force and operations in 2016 and the restructure of our operations and the shut down of our Charleston, South Carolina site in 2015.